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                                                                    EXHIBIT (12)

                             AMERICOLD CORPORATION

                RATIO OF EARNINGS TO FIXED CHARGES COMPUTATIONS

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
                                                                             Nine         Nine
                                                                            Months       Months
                                                                            Ended        Ended
                       February  February  February  February   February   Nov. 30,     Nov. 30,
                         1991      1992      1993     1994        1995       1994         1995
                       --------  --------  --------  --------   --------  -----------  -----------
                                                                          (Unaudited)  (Unaudited)
PRE-TAX EARNINGS
 (LOSS) BEFORE
 EXTRAORDINARY ITEM
 AND ACCOUNTING
 CHARGES               $(5,942)    $ (85)  $(5,695)  $(12,222)  $10,791     $12,979     $(8,492)

CAPITALIZED
 INTEREST              $     0     $  63   $     4   $     61   $   158     $    79     $   504

FIXED CHARGE RATIO           -         -         -          -      1.19        1.30           -

EARNINGS INSUFFICIENT
 TO COVER
 FIXED CHARGES         $(5,942)    $(148)  $(5,699)  $(12,283)        -           -     $(8,996)
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